Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-270234) of our report dated June 12, 2025, with respect to the financial statements and supplemental schedules of Dream Finders Homes 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/Ennis, Pellum & Associates, P.A.
Jacksonville, Florida
June 12, 2025